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                                                                Exhibit 28


                          HCC INSURANCE HOLDINGS, INC.

                  SCHEDULE P OF INSURANCE COMPANY SUBSIDIARIES


Schedule P of Houston Casualty Company included in its December 31, 1996 Annual Statement filed with the Texas Department of Insurance and Schedule P of Trafalgar Insurance Company included in its December 31, 1996 Annual Statement filed with the Oklahoma Department of Insurance have not been filed via EDGAR, but have been filed using Form SE. Schedule O for Houston Casualty Company and Trafalgar Insurance Company and Schedules O and P for IMG Insurance Company Ltd. and Houston Reinsurance Company Ltd., the Company's insurance company subsidiaries based in Jordan and Bermuda, respectively, are not included as they are not required to be filed with the respective regulatory authorities.